Exhibit 99.1

EVERI REPORTS 2017 FIRST QUARTER RESULTS AND ANNOUNCES COMPLETION OF REFINANCING

Q1 Revenues of $237.5 Million, Net Loss of $3.5 Million and Adjusted EBITDA of $54.2 Million

Completes Debt Refinancing which Lowers Annual Cash Interest and Extends Debt Maturities

Las Vegas, NV – May 9, 2017 – Everi Holdings Inc. (NYSE:EVRI) (“Everi” or the “Company”) today reported financial results for the first quarter ended March 31, 2017 as summarized in the table below.

Consolidated Full Quarter Comparative Results (unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2017	March 31, 2016
	(in millions, except per share amounts)

Revenues	$237.5	$205.8

Operating income (1)	$22.6	$3.8

Net loss (1)	$(3.5)	$(13.2)

Net loss per diluted share (1)	$(0.05)	$(0.20)

Diluted shares outstanding	66.1	66.0

Adjusted EBITDA (2)	$54.2	$45.7

(1)	Operating income, net loss, and net loss per diluted share for the three months ended March 31, 2016 included $3.3 million for separation costs related to the Company’s former CEO.
(2)	For a reconciliation of net loss to Adjusted EBITDA, see the Unaudited Reconciliation of Net Loss to EBITDA and Adjusted EBITDA and Adjusted EBITDA Margin provided at the end of this release.

Michael Rumbolz, President and Chief Executive Officer of Everi, commented, “Our 2017 first quarter financial results, including double-digit year-over-year revenue and Adjusted EBITDA growth, reflect the fourth consecutive quarter of successful execution against our strategic operating priorities.  Our Games segment continues to benefit from the introduction of a diverse portfolio of engaging new products, while our Payments segment is extending its market leadership position through continued innovation.

“The introduction of new products, including games for our popular Core HDX gaming cabinet and continued demand for our three-reel mechanical games has helped drive consistent improvement in unit sales.  While the continued removal of third-party Class III units from the installed base impacted our business in the quarter, we are nearing the end of this challenge. At the same time, we have made notable progress with other components of our installed base including high single-digit year-over-year growth in our installed units outside of Oklahoma and in our total number of installed Class II units. We expect the recent introduction of our first Class II wide-area progressive link, Jackpot Lockdown, the addition of our first video reel licensed game for this link late this quarter, and the debut later this year of new games featuring premium licensed content will benefit both our total number of installed units and our yield as we move into the second half of the year.

 “Our Payments segment had a very strong first quarter as we benefited from agreements with several recently opened casinos, our first quarter of ATM services at 29 properties in Canada, strong sales of compliance solutions and another quarter of year-over-year growth in same-store transactions and cash to the floor.  Our fully EMV-compliant solutions have also helped drive more cash to the floor as they result in higher approval rates.  Overall, our ability to offer the industry’s most comprehensive and innovative suite of solutions that enhance casino operators’ ability to provide funds to the floor and operate at peak efficiency has positioned our Payments business to continue to achieve consistent growth.”

Mr. Rumbolz concluded, “Our continuing innovation in our Games and Payments businesses is helping drive consistent improvement and progress in our operating performance.  This innovation combined with the benefits of the recent debt refinancing transaction positions Everi to achieve consistent improvement going forward.”

Completion of Refinancing

In addition, Everi also announced the completion of the previously disclosed debt refinancing transaction of its First Lien Term Loan with an outstanding balance of approximately $462 million that was scheduled to mature in 2020 and its Senior Secured Notes of $335 million that was scheduled to mature in 2021 (collectively, the “Former Facility”). The completed refinancing transaction consists of an $820 million First Lien Term Loan that is scheduled to mature in 2024 and a $35 million Revolving Credit Facility that is scheduled to mature in 2022 (collectively, the “New Facility”).  The $35 million Revolving Credit Facility replaces the Company’s former $50 million Revolving Credit Facility that was scheduled to mature in 2019.

The interest rate per annum for Eurodollar Rate borrowings per the First Lien Term Loan of the New Facility is calculated based upon LIBOR plus an applicable margin of 4.50%.  The applicable margin of the First Lien Term Loan of the New Facility is 75 basis points lower than the 5.25% applicable margin for comparable borrowings under the former First Lien Term Loan while the interest rate for amounts outstanding under the former Senior Secured Notes was a fixed interest rate of 7.25% per annum.

Randy Taylor, Executive Vice President and Chief Financial Officer for Everi, added “Our now completed refinancing transaction extends the maturity on a large portion of our outstanding debt and lowers our overall interest expense.  Based upon current interest rates, we expect the effect of this transaction will lower our annual cash interest expense by approximately $8 million compared to our Former Facility while also enhancing our financial flexibility.  This important refinancing event combined with our expectations for full-year Adjusted EBITDA growth better position Everi to execute on our stated goal of deleveraging.”

First Quarter 2017 Results Overview

Revenues for the first quarter of 2017 increased 15.4% to $237.5 million from $205.8 million in the first quarter of 2016.  Games and Payments segment revenues were $55.3 million and $182.3 million, respectively, for the first quarter of 2017.  The Company reported operating income of $22.6 million for the first quarter of 2017 compared to operating income of $3.8 million in the prior-year period.  Operating income for the three months ended March 31, 2016 included $3.3 million for separation costs related to the Company’s former CEO.

The Company recorded a loss before income tax of $2.5 million in the first quarter of 2017 compared to a loss before income tax of $21.2 million in the first quarter of 2016.  Everi reported a net loss of $3.5 million for the first quarter of 2017 compared to a net loss of $13.2 million in the prior-year period. Diluted loss per share was $0.05 in the first quarter of 2017 compared to a diluted loss per share of $0.20 in the prior-year period.

Adjusted EBITDA for the first quarter of 2017 increased $8.4 million, or 18.4%, to $54.2 million compared to $45.7 million in the first quarter of 2016.  Adjusted EBITDA for the three months ended March 31, 2017 included $30.1 million and $24.1 million from the Games and Payments segments, respectively.  Adjusted EBITDA for the three months ended March 31, 2016 was comprised of $28.4 million and $17.3 million from the Games and Payments segments, respectively.

Games Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2017	March 31, 2016
	(in millions, except unit amounts and prices)

Revenues	$55.3	$48.2

Operating income (loss)	$4.8	$(3.2)

Adjusted EBITDA (1)	$30.1	$28.4

Unit sales:
Units sold	1,018	432
Average sales price ("ASP")	$16,966	$17,835

Gaming operations installed base:
Average units installed during period:
Average units installed	13,074	13,185
Approximate daily win per unit	$27.17	$29.10

Units installed at end of period:
Class II	8,241	7,655

Class III	4,781	5,302
Total installed base	13,022	12,957

Installed base - Oklahoma	6,870	7,279
Installed base - non-Oklahoma	6,152	5,678
Total installed base	13,022	12,957

Premium units	1,884	1,740

(1)	For a reconciliation of net loss to Adjusted EBITDA, see the Unaudited Reconciliation of Net Loss to EBITDA and Adjusted EBITDA and Adjusted EBITDA Margin provided at the end of this release.

2017 First Quarter Games Segment Highlights:

•	Revenues increased approximately 14.7% to $55.3 million in the first quarter of 2017 compared to $48.2 million in the first quarter of 2016.

•

Revenues from gaming operations were $36.6 million in the first quarter of 2017 compared to $39.8 million in the prior-year period primarily reflecting a year-over-year decline in estimated daily win per unit (“DWPU”).  In addition, the extra day from the leap year in the first quarter of 2016 impacted gaming operations revenue by approximately $0.4 million in the first quarter of 2017 compared to the prior-year period.

•

The installed base at March 31, 2017 was 13,022 units, up 65 units year over year despite the cumulative removal of 951 third-party Class III units from the installed base since March 31, 2016.  The 242 unit quarterly sequential decline in the installed base includes the impact of the removal of 301 third-party Class III units from customers in Oklahoma and 83 Class II units from certain California tribal customer locations following their recently amended gaming compacts.

•

Estimated DWPU was $27.17 during the first quarter of 2017 compared to $29.10 in the prior-year period and reflects in part the impact of the previously noted removals of higher-performing third-party Class III units from the installed base.

•	Revenues from the New York Lottery business were $4.4 million in the first quarter of 2017 compared to $4.5 million in the prior-year period.

•

The Company sold 1,018 new gaming units, resulting in revenues of $18.7 million in the first quarter of 2017.  In the prior-year period, the Company generated revenues of $8.4 million from the sale of 432 new gaming units.

•

Payments Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2017	March 31, 2016
	(in millions, unless otherwise noted)

Revenues	$182.3	$157.6

Operating income (1)	$17.8	$7.0

Adjusted EBITDA (2)	$24.1	$17.3

Aggregate dollar amount processed (in billions):
Cash advance	$1.5	$1.3
ATM	$4.3	$3.8
Check warranty	$0.3	$0.3

Number of transactions completed (in millions):
Cash advance	2.4	2.3
ATM	20.8	18.9
Check warranty	0.9	0.9

(1)	Operating income for the three months ended March 31, 2016 included $3.3 million in separation costs related to the Company’s former CEO.
(2)	For a reconciliation of net loss to Adjusted EBITDA, see the Unaudited Reconciliation of Net Loss to EBITDA and Adjusted EBITDA and Adjusted EBITDA Margin provided at the end of this release.

2017 First Quarter Payments Segment Highlights:

•

Revenues increased approximately 15.7% to $182.3 million in the first quarter of 2017 compared to $157.6 million in the prior-year period.  The growth was fairly broad-based across the Payments segment and included growth in core cash access revenue as a result of same store sale increases in transactions and dollars processed,  new customer wins occurring since the first quarter of 2016 and in early 2017 which include new casino openings and competitive takeouts, and the expansion of ATM services into Canada for the first time at 29 properties.

•	Cash advance revenues increased approximately 18.9% to $70.0 million in the first quarter of 2017 compared to $58.9 million in the prior-year period.

•	ATM revenues increased approximately 14.6% to $96.4 million in the first quarter of 2017 compared to $84.1 million in the prior-year period.

•	Check services revenues increased approximately 3.9% to $5.3 million in the first quarter of 2017 compared to $5.1 million in the prior-year period.

•

Other revenues increased 10.5%, or $1.0 million, year over year to $10.5 million, reflecting higher revenue from Everi compliance. Revenue from kiosk sales and service and other revenue items were generally flat compared to the prior year quarter.

Updated 2017 Outlook

Everi today updated its forecast for 2017 financial and operational metrics.  Reflecting the slightly better than anticipated performance in the first quarter of 2017, the Company raised the low end of its range for expected 2017 full year Adjusted EBITDA, with the new range now between $205 million and $209 million.  The updated outlook reflects the following key assumptions:

•

Full year unit sales for the Games segment are expected to increase approximately 12% to  15% from the 2,954 units sold in 2016.  Second quarter unit sales are expected to be greater than the 819 units sold in the second quarter of 2016.

•

The installed base for the Games segment at December 31, 2017 is expected to grow compared to the installed base at December 31, 2016.  The Company expects the further removal of approximately 230 third-party Class III units in the second quarter of 2017 and that these units will be replaced with Everi’s Class II units.  Following the expected removals in the current quarter, the Company does not expect its remaining third-party Class III units to change materially in 2017.  In addition, the Company believes that potentially up to an additional 200 Class II units may be removed from certain tribal customer facilities due to changes in tribal gaming compacts with the State of California over the remainder of 2017.   The Company’s installed base is expected to benefit from the recent introduction of its first Class II wide-area progressive (“WAP”) product, Jackpot Lockdown™, and from the introduction of two Class II video reel games featuring licensed brands for this WAP link that are expected to be introduced into the installed base beginning late in the second quarter of 2017 as well as new premium licensed brands that will be introduced over the remainder of 2017.

•

The Company’s DWPU will face challenging year over year comparisons in the first half of 2017 as a result of the third-party Class III unit removals in 2016 and the additional removal of the remaining higher performing third-party Class III units in the first half of 2017.  As a result, the Company expects that the comparable DWPU for the first half of 2017 will be below the level generated in the first half of 2016.  In the second half of 2017, the introduction of the new Class II WAP, along with the introduction of new premium licensed brands into the Class II installed base, is expected to drive improvements in DWPU.

•

Quarterly revenue and Adjusted EBITDA for the Company’s Payments segment is expected to grow year over year for the balance of 2017, but not at the accelerated rate achieved in the first quarter of 2017.

•	Sales of higher margin compliance products are expected to contribute higher revenue in 2017 compared to 2016, which will offset flat to modestly lower kiosk sales.

•

Capital expenditures in 2017 are expected to be between $85 million and $95 million, inclusive of first quarter capital expenditures of $20.2 million.  The success of the Company’s new WAP and licensed premium games could result in capital expenditures at the higher end of this range as the Company accelerates placements of these products.

•	Depreciation expense is expected to be between $44 million and $46 million.

•	Amortization expense is expected to decline significantly from the $94.6 million reported in 2016 to be between $68 million and $71 million. This reduction is the result of certain intangible assets that were recorded as part of the Company’s purchase price allocation from the merger of Everi and Everi Games Holding Inc. becoming fully amortized in 2016.

•

Interest expense is estimated to be between $94 million and $96 million inclusive of Vault Cash interest expense of between $3 million and $4 million and non-cash amortization of debt issuance costs of approximately $6 million for 2017.

•	The Company expects to record a provision for income tax of between $3 million and $5 million for 2017, which includes cash tax payments of between $2 million and $3 million.

For a reconciliation of projected net loss to projected Adjusted EBITDA, see Reconciliation of Projected Net Loss to Projected EBITDA and Projected Adjusted EBITDA provided at the end of this release.

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss its 2017 first quarter results today at 5:00 p.m. ET.  The conference call may be accessed live over the phone by dialing (888) 471-3840 or for international callers by dialing (719) 785-1765.  A replay will be available beginning at 8:00 p.m. ET today and may be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers; the PIN number is 3446232.  The replay will be available until May 16, 2017. The call will be webcast live from the Company’s website at www.everi.com (select “Investors” followed by “Events & Presentations”).

Non-GAAP Financial Information

In order to enhance investor understanding of the underlying trends in our business, our cash balance and cash available for our operating needs, and to provide for better comparability between periods in different years, we are providing in this press release Adjusted EBITDA, Adjusted EBITDA Margin, net cash position and net cash available, which are not measures of our financial performance or position under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, these measures should not be considered in isolation or as a substitute for, and should be read in conjunction with, our (i) net earnings (loss), operating income (loss), basic or diluted earnings (loss) per share and cash flow data prepared in accordance with GAAP, with respect to Adjusted EBITDA and Adjusted EBITDA Margin, and (ii) cash and cash equivalents prepared in accordance with GAAP, with respect to net cash position and net cash available.

We define Adjusted EBITDA as earnings (loss) before interest, taxes, depreciation and amortization, non-cash stock compensation expense, accretion of contract rights and separation costs related to the Company’s former CEO. We present Adjusted EBITDA as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our New Facility and existing senior unsecured notes require us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to Adjusted EBITDA. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenues.

A reconciliation of the Company’s net loss per GAAP to Adjusted EBITDA and Adjusted EBITDA Margin is included in the Unaudited Reconciliation of Net Loss to EBITDA and Adjusted EBITDA and Adjusted EBITDA Margin provided at the end of this release. Additionally, a reconciliation of each segment’s operating income (loss) to Adjusted EBITDA is also included. On a segment level, operating income (loss) per GAAP, rather than net earnings (loss) per GAAP, is reconciled to Adjusted EBITDA as the Company does not report net earnings (loss) by segment. In addition, Adjusted EBITDA Margin is provided on a segment level. Management believes that this presentation is meaningful to investors in evaluating the performance of the Company’s segments.

We define (i) net cash position as cash and cash equivalents plus settlement receivables less settlement liabilities and (ii) net cash available as net cash position plus undrawn amounts available under our revolving credit facility. We present net cash position because our cash position, as measured by cash and cash equivalents, depends upon changes in settlement receivables and the timing of payments related to settlement liabilities. As such, our cash and cash equivalents can change substantially based upon the timing of our receipt of payments for settlement receivables and payments we make to customers for our settlement liabilities.  We present net cash available as management monitors this amount in connection with its forecasting of cash flows and future cash requirements.

A reconciliation of the Company’s cash and cash equivalents per GAAP to net cash position and net cash available is included in the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available provided at the end of this release.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” or “will” and similar expressions to identify forward-looking statements. Examples of forward-looking statements include, among others, statements the Company makes regarding its ability to introduce a diverse portfolio of new products to benefit its Games segment; ability to innovate across its Payments portfolio and further strengthen its industry-leading competitive position, expectations regarding its total number of installed units and its yield; ability to offer a deep portfolio of integrated solutions that help casino operators deliver more cash to the floor for customers and operate at peak efficiency;  increase the Payments segment performance and sales of higher margin compliance products;  ability to continue innovation in its Games and Payments businesses to drive consistent improvement and progress in its operating performance; expectations regarding the effects of the completed refinancing transaction, including the expected decrease in its annual cash interest expense; ability to execute on its goal of deleveraging; and its guidance related to 2017 financial and operational metrics, including Adjusted EBITDA, unit sales, the installed base size and placements of Class II and Class III content for the Games segment, DWPU metric, revenue and anticipated levels of capital expenditures, depreciation expense, amortization expense, cash interest expense and tax provision including payments for cash taxes.

The forward-looking statements in this press release are subject to additional risks and uncertainties, including those set forth under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the “SEC”), including, without limitation, our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on March 14, 2017 and subsequent periodic reports, and are based on information available to us on the date hereof.

These cautionary statements qualify our forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement contained herein speaks only as of the date on which it is made, and we do not intend, and assume no obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release should be read in conjunction with our most recent reports on Form 10-K and Form 10-Q, and the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

About Everi

Everi is dedicated to providing video and mechanical reel gaming content and technology solutions, integrated gaming payments solutions and compliance and efficiency software. Everi Games provides: (a) comprehensive content, electronic gaming units and systems for Native American and commercial casinos, including both Wide-Area Progressive systems and the award winning TournEvent® slot tournament solution; and (b) the central determinant system for the video lottery terminals installed in the State of New York. Everi Payments provides: (a) access to cash at gaming facilities via Automated Teller Machine cash withdrawals, credit card cash access transactions, point of sale debit card transactions, and check verification and warranty services; (b) fully integrated gaming industry kiosks that provide cash access and related services; (c) products and services that improve credit decision making, automate cashier operations and enhance patron marketing activities for gaming establishments; (d) compliance, audit and data solutions; and (e) online payment processing solutions for gaming operators in states that offer intrastate, Internet-based gaming and lottery activities.

Contacts

Investor Relations

Richard Land, James Leahy

JCIR

212-835-8500 or evri@jcir.com

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

(In thousands, except loss per share amounts)

	Three Months Ended March 31,
	2017	2016
Revenues
Games	$55,276	$48,178
Payments	182,261	157,591
Total revenues	237,537	205,769
Costs and expenses
Games cost of revenue (exclusive of depreciation and amortization)	12,444	8,436
Payments cost of revenue (exclusive of depreciation and amortization)	140,799	122,657
Operating expenses	28,993	30,005
Research and development	4,543	5,368
Depreciation	10,830	12,335
Amortization	17,325	23,183
Total costs and expenses	214,934	201,984
Operating income	22,603	3,785
Other expenses
Interest expense, net of interest income	25,057	24,992
Total other expenses	25,057	24,992
Loss before income tax	(2,454)	(21,207)
Income tax provision (benefit)	1,054	(8,056)
Net loss	(3,508)	(13,151)
Foreign currency translation	272	(485)
Comprehensive loss	$(3,236)	$(13,636)
Loss per share
Basic	$(0.05)	$(0.20)
Diluted	$(0.05)	$(0.20)
Weighted average common shares outstanding
Basic	66,090	66,034
Diluted	66,090	66,034

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities
Net loss	$(3,508)	$(13,151)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	28,155	35,518
Amortization of financing costs	1,672	1,672
Loss on sale or disposal of assets	436	611
Accretion of contract rights	2,002	2,097
Provision for bad debts	2,817	2,444
Reserve for obsolescence	408	119
Stock-based compensation	1,412	1,061
Changes in operating assets and liabilities:
Settlement receivables	86,400	16,634
Trade and other receivables	4,423	5,711
Inventory	(3,739)	(497)
Prepaid and other assets	(3,409)	2,047
Deferred income taxes	626	(8,343)
Settlement liabilities	(111,498)	(29,603)
Accounts payable and accrued expenses	25,161	8,384

Net cash provided by operating activities	31,358	24,704

Cash flows from investing activities
Capital expenditures	(17,184)	(23,613)
Proceeds from sale of fixed assets	—	10
Placement fee agreements	(3,044)	(1,000)
Changes in restricted cash and cash equivalents	(125)	44

Net cash used in investing activities	(20,353)	(24,559)

Cash flows from financing activities
Repayments of credit facility	(2,500)	(2,500)
Debt issuance costs	—	(480)
Proceeds from exercise of stock options	5	—
Purchase of treasury stock	(7)	(9)

Net cash used in financing activities	(2,502)	(2,989)

Effect of exchange rates on cash	307	148

Cash and cash equivalents
Net increase (decrease) for the period	8,810	(2,696)
Balance, beginning of the period	119,051	102,030
Balance, end of the period	$127,861	$99,334

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF CASH AND CASH EQUIVALENTS

TO NET CASH POSITION AND NET CASH AVAILABLE

(In thousands)

	At March 31,	At December 31,
	2017	2016
Cash available
Cash and cash equivalents	$127,861	$119,051
Settlement receivables	42,443	128,821
Settlement liabilities	(127,635)	(239,123)
Net cash position	42,669	8,749

Undrawn revolving credit facility	50,000	50,000

Net cash available	$92,669	$58,749

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA AND

ADJUSTED EBITDA MARGIN

(In thousands)

	Three Months Ended March 31,			Three Months Ended March 31,
	2017			2016
	Games	Payments	Total	Games	Payments	Total

Net loss			$(3,508)			$(13,151)
Income tax provision (benefit)			1,054			(8,056)
Interest expense, net of interest income			25,057			24,992

Operating income (loss)	$4,792	$17,811	$22,603	$(3,245)	$7,030	$3,785

Plus: depreciation and amortization	22,889	5,266	28,155	29,182	6,336	35,518

EBITDA	$27,681	$23,077	$50,758	$25,937	$13,366	$39,303

Non-cash stock compensation expense	414	997	1,411	362	699	1,061
Separation costs for former CEO	—	—	—	—	3,274	3,274
Accretion of contract rights	2,002	—	2,002	2,097	—	2,097

Adjusted EBITDA	$30,097	$24,074	$54,171	$28,396	$17,339	$45,735

Total revenues	$55,276	$182,261	$237,537	$48,178	$157,591	$205,769

Adjusted EBITDA Margin	54%	13%	23%	59%	11%	22%

EVERI HOLDINGS INC. AND SUBSIDIARIES

RECONCILIATION OF PROJECTED NET LOSS TO PROJECTED EBITDA

AND PROJECTED ADJUSTED EBITDA

FOR THE YEAR ENDING DECEMBER 31, 2017

(In thousands)

	2017 Adjusted EBITDA Guidance Range(1)
	Low	High

Projected net loss	$(29,000)	$(38,000)
Projected income tax provision	3,000	5,000
Projected interest expense, net of interest income	94,000	96,000
Projected loss on extinguishment of debt	13,000	15,000

Projected operating income	$81,000	$78,000

Plus: projected depreciation and amortization	112,000	117,000

Projected EBITDA	$193,000	$195,000

Projected non-cash stock compensation expense	5,000	6,000
Projected accretion of contract rights	7,000	8,000

Projected Adjusted EBITDA	$205,000	$209,000

(1)	All figures presented are projected estimates for the year ending December 31, 2017.